UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2015

TRANSOCEAN LTD.
(Exact name of registrant as specified in its charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland	CH-1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 6, 2015, Transocean Ltd. (the "Company") issued a press release announcing the schedule for the payment of the fourth installment of its U.S. dollar-denominated dividend. The installment of $0.75 per share, or approximately $272 million, is based upon the number of currently outstanding shares. The installment represents the fourth of four quarterly installments totaling $3.00 per share, or approximately $1.1 billion in the aggregate, from additional paid-in capital which was approved by shareholders at the Company's 2014 Annual General Meeting held on May 16, 2014. The Company will pay the fourth installment of $0.75 in accordance with the following schedule:

• February 18, 2015 - Ex-dividend date
• February 20, 2015 - Record date
• March 18, 2015 - Installment payment date

Shareholders who wish to receive the payment in Swiss Francs (“CHF”) must make their election between 5 p.m. EST (11 p.m. CET) on February 23, 2015 and 8 p.m. EST on February 27, 2015 (2 a.m. CET February 28, 2015). On or about March 16, 2015, the dividend payment will be converted into CHF by Computershare and the equivalent CHF per share will be posted to the company’s website at www.deepwater.com.

The Company’s press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. Statements regarding the proposed dividend and timing of dividend payment dates, as well as any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated February 6, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2015	TRANSOCEAN LTD.
By: /s/ Jill S. Greene
Authorized Person

Index to Exhibits

Exhibit
Number    Description

99.1	Press Release dated February 6, 2015